UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Bristol-Myers Squibb Company
(Name of Registrant as Specified In Its Charter)

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 Proxy Season Update  April 2021

 To discover, develop and deliver innovative medicines that help patients prevail over serious diseases  2  Our mission

2020 | A Year of Strong Performance

2020 Full Year Revenues

$42.5B

GAAP Full Year

- Continued to strengthen our diversified portfolio with leading positions in Oncology, Hematology, Immunology and Cardiovascular
- A 63% increase in total revenues, or 7%* on a pro forma basis
- Strengthened the company with important business development transactions, including the acquisition of MyoKardia, Inc., expanding our cardiovascular portfolio
- Significant pipeline progress with several key regulatory milestones:
  - received approval of new medicines, including Zeposia for multiple sclerosis, Reblozyl for myelodysplastic syndromes, and Onureg for acute myeloid leukemia
  - submitted regulatory filings for CAR-T therapies, Breyanzi (liso-cel) for relapsed or refractory large B-cell lymphoma and Abecma (ide-cel) for 4L+ relapsed refractory multiple myeloma**
  - achieved eight positive clinical trial readouts, including:
    - Positive top line results from Phase 3 True North trial evaluating Zeposia in patients with moderate to severe ulcerative colitis
    - Phase 3 trial evaluating deucravacitinib (BMS-986165), a novel oral selective tyrosine kinase 2 (TYK2) inhibitor for treatment of patients with moderate to severe plaque psoriasis
    - Multiple Opdivo positive studies (CM-9ER, CM-649, CM-577, CM-816, CM-274)

**Liso-cel and ide-cel approved in first quarter of 2021

Bristol Myers Squibb™

*Assumes acquisition of Celgene and divestiture of Otezla® to Amgen Inc. occurred on January 1, 2019 and excludes foreign currency hedge gains and losses. See "Worldwide Pro Forma Revenue" in Quarterly Package of Financial Information for full year of 2020, which is available on bms.com/investors/financial-reporting/quarterly-results.

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Company Response to COVID-19

Patients

- Expanded patient support programs to help eligible unemployed patients in the US
- Expanded access to free BMS medicines, including some of our most widely prescribed products and those prescribed via telehealth services
- Maintained uninterrupted supply of medicines to patients
- In 2020, the company made over $11 million in COVID-19 related cash donations and grants to organizations in 38 countries
- The Bristol Myers Squibb Foundation donated over $21 million in aid in 42 countries

People

- Health & Safety remains top priority
- Majority of workforce remains remote; staged return subject to guidance from local health authorities
- Essential workers provided with testing, protective equipment and flexibility to address individual needs, with strong focus on well-being
- BMS donated over $1 million in personal protective equipment (PPE) to organizations in the US
- We empower our people with an inclusive and energizing work environment tailored to our values and focusing on well-being and resiliency

Business

COVID-19 Prevention & Treatment:

- We entered into a global licensing agreement with Rockefeller University to potentially develop an antibody combo for therapy or prevention of COVID- 19
- Working with several cross-industry groups & partnerships (e.g., Bill & Melinda Gates Foundation) to accelerate the development, manufacturing, and delivery of diagnostics and treatments for COVID-19
- We have identified more than 1,000 proprietary compounds to be made available to collaborators with high-quality assays, to screen for possible molecules to treat COVID-19

Development & Supply of our Medicines:

- No critical supply chain impacts; all sites distribution networks remain operational

Clinical Trials:

- Clinical trial recruitment showing sustained recovery
- Proof-of-concept clinical trial in progress to assess the safety and efficacy of *Orencia* (abatacept) in hospitalized patients

Bristol Myers Squibb

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Our Commitment to Sustainability & Diversity and Inclusion

Sustainability

- Our approach to sustainability is global and encompasses the products we make, how we make them, access to our medicines, our facilities, our people and our communities
- We conduct our business in ways that contribute to economic opportunity, social responsibility, and a healthy environment, today and tomorrow
- This is reflected in our sustainability goals, which put measurable goals against these areas of focus

Patients	Accelerate innovation and develop transformative medicines Enhance patient access to medicines
People	Empower our people with an energizing work environment and safety culture
Business	Drive supply chain leadership on quality and integrity Innovate to support a green, healthy planet

Diversity and Inclusion

	Bristol Myers Squibb	Bristol Myers Squibb Foundation
Health Disparities	Accelerate disease awareness and education programs with at-risk patients; advocate for policies that promote health equity	Award $50 million in U.S. health equity grants in BMS therapeutic areas by the end of 2021
Clinical Trial Diversity	Identify and activate under-utilized sites in the most racially and ethnically diverse metro areas in the United States	Reach underserved communities in urban and rural U.S. geographies; train and develop 250 new investigators
Supplier Diversity	Spend $1 billion globally by 2025 with Black/African American and other diverse-owned businesses	
Employee Giving		Provide a 2-to-1 match through the Bristol Myers Squibb Foundation for U.S. and Puerto Rico employee donations to organizations that fight disparities and discrimination
Workforce Representation	Achieve gender parity at the executive level globally and double representation from June 2020 levels of both Black/African American executives (3.0% to 6.0%) and Hispanic/Latino executives (3.7% to 7.4%) in the U.S. by year-end 2022	

Bristol Myers Squibb
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Environmental Progress Made in 2020*



20.7%	300%	10.8%
Reduction in GHG emissions	Increase in recycled/ reclaimed efforts	Less water used
Reduced energy consumed	Increased EV/ hybrid in fleet	Reduce waste generated
13.3%	19.2%	59.1%

*Figures shown in infographic are 2019 metrics against 2015 baseline. (does not include former Celgene sites).

Bristol Myers Squibb™

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Committed to Sound Corporate Governance

Board Accountability and Shareholder Rights

- ✓ Regular shareholder engagement
- ✓ Annual election of Directors
- ✓ Majority voting standard for election of Directors
- ✓ Robust Lead Independent Director role
- ✓ Limit on public company board memberships for BMS Directors (4)
- ✓ Limit on total board memberships for sitting CEO (2)
- ✓ Proxy access shareholder right
- ✓ Ability to call special meetings (25%)*
- ✓ Extensive related party transaction policies and procedures
- ✓ No supermajority voting provisions for common stockholders
- ✓ No stockholder rights plan
- ✓ Semi-annual political contributions disclosures

*Current management proposal to decrease the special meeting threshold to 15%

Bristol Myers Squibb

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Board Well Equipped to Support Company Strategies



CEO & Board Chair

Giovanni Caforio, M.D.
- More than 19 years of experience at Bristol-Myers Squibb, including previous role as COO



Peter J. Arduini
- President and Chief Executive Officer, Integra LifeSciences Holdings Corporation
- **Committees:** CMDC, S&T



Julia A. Haller. M.D.
- Ophthalmologist-in-Chief of Wills Eye Hospital
- Professor and Chair of the Department of Ophthalmology at Sidney Kimmel Medical College
- **Committees:** CDCG, S&T



Derica Rice*
- Former Executive Vice President of CVS Health and President, Pharmacy Benefits Business of CVS Caremark
- Former Executive Vice President of Global Services and CFO of Eli Lilly and Company
- **Committees:** Audit (c), CMDC



Karen Vousden, Ph.D.
- Chief Scientist at Cancer Research UK
- Senior Group Leader at the Francis Crick Institute in London
- Former Director, Beatson Institute for Cancer Research UK
- President of the British Association of Cancer Research
- **Committees:** S&T (c); CMDC



Lead Independent Director

Theodore R. Samuels
- Retired President of Capital Guardian Trust Company
- **Committees:** CDCG (c), Audit



Michael W. Bonney
- Chair of the Board of Kaleido Biosciences and former CEO and Chairman
- Former CEO of Cubist Pharmaceuticals
- Former VP, Sales & Marketing at Biogen
- **Committees:** Audit, S&T



Paula Price*
- Former Executive Vice President and CFO of Macy's, Inc.
- Former Executive Vice President and CFO of Ahold USA
- Former Chief Accounting Officer of CVS Caremark
- **Committees:** Audit, CDCG



Gerald L. Storch
- Former CEO of Hudson's Bay Company.
- Former CEO and Chairman of Toys "R" Us, Inc.
- Former Vice Chairman of Target Corp.
- **Committees:** CMDC (c), CDCG



Phyllis Yale
- Advisory partner with Bain & Co.,
- Chair of the Board of Blue Cross Blue Shield of Massachusetts
- Former Board member of Kindred Healthcare, National Surgical Hospitals, Value Options, Pediatric Services of American and NeighborCare
- **Committees:** Audit, CDCG

Diversity

4 Women

2 Black/African Americans

50%

Women and Underrepresented Racial & Ethnic Groups

Tenure



5-10 years
(3 Directors)
0-4 years
(7 Directors)
>10 years
(0 Director)

* = New Since 2020

Audit: Audit Committee
CDCG: Committee on Directors & Corporate Governance
CMDC: Compensation & Management Development Committee
S&T: Science & Technology Committee
C: Committee chair

Bristol Myers Squibb

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Executive Compensation Supporting our Strategy

Continued Commitment to our Compensation Philosophy and Structure

1 Competitive Pay Program
Attracts, retains, and incentivizes talented executives capable of leading our business in a highly complex and competitive environment

2 Pay for Performance
A substantial proportion of our executives' pay is variable, at-risk based on our financial and operational results and delivered in the form of equity, supporting alignment over the long term between our executives and our shareholders

2020 Target Total CEO Compensation



Base Salary 10%
Annual Incentive 15%
Performance Share Units 46%
Market Share Units 29%
90% performance-based

2020 CEO Compensation

- CEO target compensation between the median & 75th percentile of our peer group
- 90% of target pay is performance based
- 75% of target pay delivered in long term equity incentives with multi-year vesting

Sound Compensation Governance Practices

- ✓ 100% performance-based annual and long-term incentives
- ✓ Caps on payouts under annual and long-term incentive award programs
- ✓ Robust share ownership and share retention guidelines
- ✓ Neutralize share buyback impact on share-denominated compensation metrics
- ✓ Robust recoupment and clawback policies
- ✓ Regular shareholder engagement
- ✓ "Double-trigger" change-in-control agreements

- X No guaranteed incentive with our Named Executive Officers
- X Prohibition on speculative and hedging transactions
- X Prohibition on pledging shares and holding them in a margin account
- X Proactively eliminate windfall gain potential
- X No employment contracts with our Named Executive Officers
- X Prohibition on re-pricing or backdating of equity awards
- X Minimal perquisites to our Named Executive Officers

Bristol Myers Squibb
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2020 Compensation Plan

Base Salary

- Allows us to attract and retain talent in a highly competitive labor market
- Based on specialized qualifications, experience and role impact, and pay levels of comparable positions within peer group
- Salary increases based on competitive market, individual performance and size of company wide annual budget

Annual Incentive
(Paid in cash)

Company Performance Factors			Individual Performance Factor
EPS (30%)	Critical measure of annual profitability, aligning our employees with our shareholders		• Committee judgment applied against pre-defined and measureable operational, financial, and strategic objectives • Clear performance objectives are set at the beginning of each year to align with our company's goals • Executives are assessed on "Results" and demonstration of "Values" – assessments are used as the basis for making individual compensation decisions
Revenues (25%)	Foundation of long-term sustainable growth and competitive superiority		
Pipeline (25%)	Near-Term Value Long-Term Growth Potential Qualitative Overlay	Have evolved to: • Drive improved decision-making and operational rigor • Ensure alignment with combined company's portfolio	
Key Integration Metrics (20%)	Human Capital Management (50%)	Retain and develop critical talent to support our strategy and deliver on merger priorities	
	Synergies (50%)	Reflects commitment to deliver merger deal synergies.	

Long-Term Incentive
(Paid in shares)

Performance Share Units (60%)

- Rewards the achievement of financial goals and further aligns executive compensation with the interests of our shareholders – Operating Margin (33%), Total Revenues (33%) and relative Total Shareholder Return (34%), each measured over an applicable three year performance period.

Market Share Units (40%)

- Important component of attracting specialized talent
- Rewards creation of incremental shareholder value
- Provides a mix of short, medium and long-term performance periods
- Multi-year vesting helps to promote retention while maintaining pay-for-performance link

*Items outlined with dotted line are updates to the 2020 Compensation Program

Bristol Myers Squibb
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We Value Your Support at Our 2021 Annual Meeting  11   FOR Election of Directors FOR Advisory Vote to Approve the Compensation of our Named Executive Officers FOR Approval of the Company’s 2021 Stock Award and Incentive Plan FOR Approval of the Appointment of an Independent Registered Public Accounting Firm FOR Approval of an Amendment to Company’s Amended and Restated Certificate of Incorporation to Lower the Ownership Threshold for Special Shareholder Meetings to 15%    AGAINST Adoption of a Board Policy that the Chairperson of the Board be an Independent Director AGAINST Shareholder Right to Act by Written Consent AGAINST Lowering the Ownership Threshold for Special Shareholder Meetings to 10%  2021 Bristol Myers Squibb Board Recommendations  Management Proposals  Shareholder Proposals

 We Value Your Support at Our 2021 Annual Meeting (continued)  12  Management Proposal on the Approval ofCompany’s 2021 Stock Award and Incentive Plan  The 2021 Plan is an “omnibus” plan, authorizing a variety of equity award types as well as cash incentive awards. The 2021 Plan is similar in scope to our existing 2012 Stock Award and Incentive Plan. We intend that the 2021 Plan will replace the 2012 Plan, under which the authorization to grant awards is set to expire in 2022. Our Board and Compensation and Management Development Committee seek shareholder approval of the 2021 Plan so that awards under the Plan can help us:Attract, retain and motivate officers, employees, directors, and other service providers to Bristol Myers Squibb and its subsidiaries and affiliates,Provide competitive compensation opportunities, Reward achievement of our business goals, and Promote creation of long-term value for shareholders by closely aligning the interests of Plan participants with the interests of shareholders.The Board and the Committee believe that awards linked to common stock and awards with terms tied to our performance provide incentives for the achievement of important performance objectives and promote the long-term success of Bristol-Myers Squibb. Therefore, the 2021 Plan is expected to be an integral part of our overall compensation program.   Accordingly, our Board recommends a vote FOR these management proposals  Management Proposal on Approval of an Amendment to Company’s Amended and Restated Certificate of Incorporation to Lower the Ownership Threshold for Special Shareholder Meetings to 15%  We are committed to high standards of corporate governance, including taking steps to achieve greater transparency and accountability to our shareholders. As such, at this Annual Meeting, the Board is asking shareholders to approve an amendment to the Company’s Certificate of Incorporation to reduce the percentage of outstanding shares required for shareholders to call a special meeting from 25% to 15%. The Board has determined to take this action following extensive engagement with our shareholders and an evaluation of our strong corporate governance policies and practices, including the many ways shareholders are able to contact the Board and senior management on important matters outside of the annual meeting cycle. The Board believes that a 15% threshold strikes an appropriate balance between enhancing shareholder access and minimizing the potential harms associated with allowing a small number of shareholders with special interests to call special shareholder meetings.The Proposed Charter Amendment is binding. If this proposal is approved by the holders of a majority of the outstanding shares of the company, a Certificate of Amendment to our Certificate of Incorporation to implement the Proposed Charter Amendment will be filed with the Secretary of State of the State of Delaware.

 We Value Your Support at Our 2021 Annual Meeting (continued)  13  Shareholder Proposal on the Adoption of a Board policy that the Chairperson of the Board be an Independent Director  After careful consideration, the Board did not feel that this proposal deserved its support. The Board believes different board structures are appropriate for different companies at different times. At our 2017 annual meeting, our CEO, Dr. Giovanni Caforio, was elected to become Chairman of the Board. The Board took numerous factors into account in approving this structure. These included:The Board believes that shareholder interests are well served when the Board has the flexibility to determine the most appropriate leadership structure based on an assessment of the Company’s needs and circumstances at any given time,The Board believes our Company and its shareholders benefit from this flexibility, as our directors are well positioned to determine our leadership structure given their in-depth knowledge of our leadership team, our strategic goals, and the opportunities and challenges we face, the strong roles played by our Lead Independent Director and the independent chairs of each of our key board committees, the independence-protecting features of our corporate governance guidelines, andHaving one individual serve in both roles positions Dr. Caforio to effectively drive future strategy and decision-making for the Company and ensures that the Company presents its message and strategy to all stakeholders with a unified voice. The Board believes having a Chairman who not only has extensive industry experience but also deep institutional knowledge of the Company serve as the Chief Executive Officer is highly advantageous for the Company at this time.Over the last two decades the Board has had different leadership structures depending on the needs of the Board and the company at the time. In particular, from 2005 until 2007 and from 2010 until 2017, the Board had a separated Chairman and CEO.  Accordingly, our Board recommends a vote AGAINST these shareholder proposals  Shareholder Proposal on Shareholder Right to Act by Written Consent   After careful consideration, the Board did not feel that this proposal deserved its support. The request to give shareholders the right to act by written consent is unnecessary given our company’s strong corporate governance profile, including the ability of shareholders to call special meetings.Action by written consent would enable the holders of just a majority of our outstanding shares to take action on a proposal without the benefits of hearing the views, questions and arguments of other shareholders or the company.Action by written consent eliminates the need for advance notice to be given to shareholders about a proposed action, and therefore, certain shareholders may not be informed about the proposed action until after the action has already been taken. The company is committed to high standards of corporate governance and has already taken a number of steps to achieve greater transparency and accountability to shareholders, including through the adoption of proxy access shareholder right.The written consent process that this proposal seeks to authorize can be cumbersome, time consuming, costly and may lead to unnecessary disruption to the company. The Board believes that holding meetings where all shareholders may discuss the proposed actions and vote their shares is the best way for shareholders to take action and helps to ensure the accuracy and completeness of information presented to shareholders to obtain their approval.

 We Value Your Support at Our 2021 Annual Meeting (continued)  14  The company is committed to high standards of corporate governance, including taking steps to achieve greater transparency and accountability to our shareholders. As such, at this Annual Meeting, the Board is asking shareholders to approve an amendment to the Company’s Certificate of Incorporation to reduce the percentage of outstanding shares required for shareholders to call a special meeting from 25% to 15%. The Board has determined to take this action following extensive engagement with our shareholders and an evaluation of our strong corporate governance policies and practices, including the many ways shareholders are able to contact the Board and senior management on important matters outside of the annual meeting cycle. Convening a special shareholder meeting is costly and time consuming. The Company believes that its proposed 15% threshold strikes the appropriate balance between giving shareholders the ability to call special meetings and protecting the Company’s resources.Our strong corporate governance policies and practices, including the ability of a reasonable minority of shareholders to call special meetings, already provide our shareholders with the ability to raise important matters with the Board and senior management.  Shareholder Proposal on Shareholder to Lower the Ownership Threshold for Special Shareholder Meetings to 10%  Accordingly, our Board recommends a vote AGAINST this shareholder proposal and FOR the management proposal to lower the ownership threshold for special shareholder meetings to 15%

 Forward-Looking Information and Non-GAAP Financial Information  This presentation contains statements about the Company’s future plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated as a result of various important factors, including those discussed in the Company’s most recent annual report on Form 10-K and reports on Form 10-Q and Form 8-K. These documents are available on the SEC’s website, on the Bristol Myers Squibb website or from Bristol Myers Squibb Investor Relations.In addition, any forward-looking statements represent our estimates only as of the date hereof and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.This presentation includes certain non-generally accepted accounting principals (GAAP) financial measures that we use to describe our company’s performance. The non-GAAP information presented provides investors with additional useful information but should not be considered in isolation or as substitutes for the related GAAP measures. Moreover, other companies may define non-GAAP measures differently, which limits the usefulness of these measures for comparisons with such other companies. We encourage investors to review our financial statements and publicly –filed reports in their entirety and not to rely on any single financial measure. An explanation of these non-GAAP financial measures and a reconciliation to the most directly comparable GAAP financial measure are available on our website at bms.com/investors.  15